EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

1.    Bahiatech - Bahia Tecnologia Ltda.

2.    Microtech Holdings USA, Inc.

3.    Tech Shop Holdings USA, Inc.

4.    Recife Holdings USA, Inc.

5.    Microtec Sistemas Industria e Comercio S.A.

6.    Techshop Ltda.

7.    Tech Stock Ltda.

8.    Rectech - Recife Tecnologia Ltda.